Exhibit 10.21

Sterling Holdco, Inc.

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the “Agreement”), dated effective as of XXXXXXXXX, is entered into by and between Sterling Holdco, Inc., a Delaware corporation (the “Company”), and XXXXXXXXXX (the “Participant”), pursuant to the Sterling Holdco, Inc. Restricted Stock Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires to grant shares of common stock, par value $0.01 per share (the “Common Stock”) to certain key employees of the Company, subject to the restrictions described below (“Restricted Stock”);

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Participant is a key employee as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant shares of Restricted Stock to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1. Confirmation of Grant.

A. Grant of Restricted Stock. The Company hereby grants to the Participant, effective as of the date hereof (the “Grant Date”), XXXX shares of Restricted Stock, which are subject to all of the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the terms of which are made a part of, and incorporated into, this Agreement. As a condition of receiving the grant of these shares of Restricted Stock, Participant hereby agrees to sign this Agreement and to execute a Joinder Agreement to the Management Stockholders Agreement, in substantially the form attached hereto as Exhibit A. Any prior agreement, commitments or negotiations between the Company and Participant concerning this grant of Restricted Stock are hereby superseded and extinguished.

B. Investment Representation. Instruments evidencing the grant of Restricted Stock may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that a Participant represent to the Company in writing, when such Participant receives Restricted Stock (or at such other time as the Committee deems appropriate), that such Participant is an accredited investor, as defined under the Securities Act of 1933, is acquiring such shares (unless they are then covered by an effective registration statement filed under the Act) are for such Participant’s own account for investment only and with no present intention to transfer, sell, or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of such Participant. Such shares of Common Stock shall be transferable only if the proposed transfer shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer at such time will be in compliance with all applicable securities laws.

2. Vesting. The Company will issue the Participant’s Restricted Stock in his or her name. The Participant’s right to the Common Stock granted under this Agreement will be 100% fully vested as of the Grant Date (the “Vesting Date”).

3. Restrictions. In order to receive any grant of Restricted Stock hereunder, the Participant hereby agrees that he or she shall (i) execute this Restricted Stock Agreement, (ii) execute a Joinder Agreement to the Management Stockholders Agreement in substantially the form set forth in Exhibit A, and (iii) deposit with the Company any executed blank share power of attorney or other instrument of transfer therefor that may be reasonably requested by the Company from time to time. As soon as administratively practicable after the Vesting Date, the Company shall deliver to the Participant, in book-entry form, the shares of Restricted Stock that shall be subject to the restrictive covenants and repurchase terms and conditions set forth in this Restricted Stock Agreement, to any restrictions required under Federal securities laws or other applicable law, and to any restrictions set forth under the Management Stockholders Agreement.

4. Stockholder Rights. During the period of restrictions with regard to the shares of Restricted Stock granted to a Participant hereunder, the Participant shall have all of the rights of a holder of shares of Common Stock, including but not limited to the right to receive dividends (or amounts equivalent to dividends) and to vote with respect to the shares of Restricted Stock, except as otherwise provided by the Committee, this Agreement, or the Management Stockholders Agreement. For the avoidance of doubt, the Company shall have the right, but not the obligation, to purchase the vested shares of Restricted Stock granted to a Participant hereunder upon the Participant’s termination of employment from the Company or its Subsidiaries for any reason; provided, however, that in the event that the Company decides to exercise such purchase right, the purchase price for a Participant’s vested shares of Restricted Stock shall equal such Stock’s Fair Market Value on the Vesting Date, notwithstanding any provision to the contrary in the Management Stockholders Agreement. Furthermore, and notwithstanding anything to the contrary in this Agreement or in the Management Stockholders Agreement, the Participant hereby agrees that he or she shall not, without the Committee’s prior written approval, sell any vested shares of Restricted Stock granted pursuant to this Agreement unless the Fair Market Value (as determined on the sale date) of the shares of Common Stock owned by the Providence Entities is greater than the original purchase price for the shares of Common Stock owned by the Providence Entities, as adjusted for any dividends or other distributions received by the Providence Entities from the date of purchase (the “Return Requirement”); provided, however, that the Return Requirement shall not apply in the event that the Company decides, in its sole discretion, to exercise the purchase right described in the immediately preceding sentence; and provided, further, that the Return Requirement shall not restrict the Participant from having the Company withhold any shares of otherwise issuable vested Restricted Stock in order to satisfy the withholding obligations with respect to the Restricted Stock granted pursuant to this Agreement, as set forth in Section 6B(2) herein. If the sale of vested shares of Restricted Stock granted pursuant to this Agreement is to a party other than the Company, the Participant hereby agrees to provide written advance notice to the Committee, and the Committee shall have the sole and final authority to determine whether the Return Requirement has been satisfied before any such sale is permitted.

5. Adjustments. In the event of an Adjustment Event, the number of shares covered by the grant of Restricted Stock hereunder may be adjusted (and rounded down to the nearest whole number), as provided in the Plan. The Participant’s Restricted Stock shall be subject to the terms of any agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

6. Tax Consequences.

A. General Tax Consequences. Under Code Section 83(a), the Fair Market Value of the shares of Restricted Stock granted to Participant, determined as of the Vesting Date, will be reportable as ordinary income at such time.

B. Tax Withholding.

(1) The Participant shall pay, in cash or cash equivalents, any amount that the Company or Subsidiary may reasonably determine to be necessary to satisfy any Federal, state or local taxes of any kind required by law to be withheld with respect to the fully vested shares of Restricted Stock being granted under this Agreement. To satisfy its withholding obligations, the Company or any Subsidiary shall have the power to deduct from payments of any kind otherwise due to a Participant (including salary or bonus payments) any federal, state or local taxes of any kind or any applicable taxes required to be withheld with respect to the fully vested shares of Restricted Stock being granted under this Agreement.

(2) Notwithstanding the foregoing, and subject to the terms of the Plan and the prior approval of the Company or the Subsidiary (which approval may be withheld by the Company or the Subsidiary, as the case may be, in its sole discretion), the Participant may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Subsidiary to withhold shares of Common Stock otherwise issuable to the Participant or (ii) by delivering to the Company or the Subsidiary shares of Common Stock already owned by the Participant. The shares of Common Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Common Stock used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined.

7. Restrictive Covenants and Remedies for Breach.

A. Restrictive Covenants. In consideration of the receipt of the Restricted Stock granted pursuant to this Agreement, the Participant agrees to be bound by the covenants set forth below:

(1) Confidentiality. The Participant agrees that during the Participant’s employment with the Company or its Subsidiaries, and thereafter, the Participant shall not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its Subsidiaries including without limitation, and whether or not such information is specifically designated as confidential or proprietary; all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures, and techniques. Without limiting the foregoing in any way, the Participant agrees that the terms of this Agreement, and of other related agreements, shall be deemed to be confidential and proprietary information of the Company that is subject to the foregoing confidentiality provisions and shall be protected as such, although Participant may disclose this Agreement and such other related agreements to immediate family members, and to his or her financial or legal advisors, to the minimum extent necessary. The Participant’s obligations under this Section 7A(1) are indefinite in term.

(2) Return of Company Property. The Participant acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media, and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company and its Subsidiaries, and the Participant shall deliver to the Company all such material in the Participant’s possession or control upon the Company’s request and in any event upon the termination of the Participant’s employment with the Company or its Subsidiaries. The Participant shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of the Participant’s employment or the Company’s request.

(3) Non-Piracy of Restricted Customers and Restricted Prospective Customers. During Participant’s employment with the Company or its Subsidiaries, and for 12 months immediately after Participant’s employment at the Company or its Subsidiaries terminates for any reason, Participant will not, anywhere in the United States, solicit to provide, or engage in providing, any Competitive Services or Products to any Restricted Customer or Restricted Prospective Customer. For purposes of this Section 7: (a) “Restricted Customer” means any person, agency, or entity to whom Participant (or others under Participant’s direction and supervision), on behalf of the Company or its Subsidiaries, provided Competitive Products or Services or about which Participant acquired material, substantive information in the course of Participant’s employment with the Company or its Subsidiaries, during the 24 month period immediately preceding the date of Participant’s separation from the Company or its Subsidiaries; (b) “Restricted Prospective Customer” means any person, agency, or entity with whom Participant (or others under Participant’s direction and supervision), on behalf of the Company or its Subsidiaries, was involved in making a proposal to provide products or services during the 24 month period immediately preceding the date of Participant’s separation from the Company or its Subsidiaries; and (c) “Competitive Products or Services” means products or services of the type provided by the Company or its Subsidiaries to any person, agency, or entity during the 24 month period immediately preceding the date of Participant’s separation from the Company or its Subsidiaries.

(4) Non-Solicitation and Non-Hiring of Restricted Employees. Participant agrees that Participant shall not, during Participant’s employment with the Company or its Subsidiaries, and for 12 months immediately after Participant’s employment at the Company or its Subsidiaries terminates for any reason, directly or indirectly, hire or solicit, or assist in the hiring or solicitation of, any Restricted Employee for a position of employment outside the Company or its Subsidiaries. This restriction includes and applies to situations where another Company Employee initiates contact with Participant. “Restricted Employee” means any person who was or is employed by the particular entity (Company or Subsidiary) in which Participant was employed at any time during the 6 month period immediately preceding the date of the potential hiring or solicitation for hiring by the Participant.

B. Remedies.

(1) Generally. The Company and the Participant agree that the provisions of this Section 7 do not impose an undue hardship on the Participant and are not injurious to the public in that these restrictions do not prohibit Participant from competing generally with the Company, but merely limit competition with certain customers and prospective customers; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of the Participant’s responsibilities with the Company under this Agreement provide and/or will provide the Participant with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Company and its Subsidiaries; that the Company would not grant Restricted Stock to the Participant if the Participant did not agree to the provisions of this Section 7; that the provisions of this Section 7 are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Section 7. In the event that a court determines that any provision of this Section 7 is unreasonably broad or extensive, the Participant agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief, and compensatory damages for any breach of the Participant’s obligations under this Section 7.

(2) Forfeiture of Restricted Stock. Without limiting the generality of the remedies available to the Company pursuant to Section 7B(1), if the Participant, except with the prior written consent of the Company, materially breaches the restrictive covenants contained in this Section 7, the Participant shall: (a) forfeit any Restricted Stock granted pursuant to this grant, regardless of the fact that such shares of Restricted Stock are fully vested as of the Vesting Date; and (b) pay to the Company in cash any net after-tax gain the Participant realized in cash in connection with the sale of vested shares of Restricted Stock granted hereunder. These rights of forfeiture and recoupment are in addition to any other remedies the Company may have against the Participant for the Participant’s breach of the restrictive covenants contained in this Section 7.

(3) Cumulative Obligations. The Participant’s obligations under this Section 7 shall be cumulative (but not duplicative, nor operate to extend the length of any such obligations) of any similar obligations the Participant has under the Plan or any other agreement with the Company or any of its Subsidiaries.

8. Code Section 409A. It is intended that this award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Company determines that the Participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

9. Securities Law Matters. Except as otherwise provided in a registration rights agreement, the Participant agrees that, in the event that the Company files a registration statement under the Act with respect to a Public Offering of any shares of its capital stock, the Participant agree that he or she will not effect any sale or distribution of any shares of the Restricted Stock, including but not limited to, pursuant to Rule 144 under the Act, within seven days prior to and 180 days (or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a Public Offering, the transferee agrees in writing to be subject to this Section 9; provided that with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Participant agrees to execute a customary holdback agreement with the underwriters for any such Public Offering.

10. Miscellaneous.

A. Notices. All notices, requests, demands, letters, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

If to the Company, to:

Sterling Holdco, Inc.

c/o Providence Equity Partners L.L.C.

50 Kennedy Plaza

18th Floor

Providence, Rhode Island 02903

Fax: +1 (401) 751-1790

Attention: Christopher C. Ragona

with copies to:

SRA International, Inc.

4300 Fair Lakes Court

Fairfax, Virginia 22033

Fax: +1 (703) 803-1509

Attention: General Counsel

If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company.

All such notices, requests, demands, letters, waivers, and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

B. Data Privacy. In order to administer the Plan and the terms of this Agreement, the Company may process personal data about the Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Participant, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant of Restricted Stock, the Participant gives explicit consent to the Company to process any such personal data.

C. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company, it successors and assigns, and to the Participant and his or her personal representatives and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

D. Retention Rights. This Agreement does not give the Participant the right to be retained or employed by the Company (or any Subsidiary) in any capacity. The Company (and any Subsidiary) reserves the right to terminate the Participant’s employment at any time and for any reason.

E. Waiver. Either party hereto may by written notice to the other: (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

F. Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

G. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

H. Amendment. In addition to any right of the Committee to amend or modify the terms of the Restricted Stock as set forth in the Plan or this Agreement, the terms of this Agreement may be amended or modified at any time, by an instrument in writing signed by both parties hereto.

I. Entire Agreement. This Agreement, the Management Stockholders Agreement, and the Plan set forth the entire understanding and agreement of the Participant and the Company with respect to any shares of Restricted Stock granted hereunder to Participant, and supersede any and all other understandings, commitments, term sheets, negotiations, or agreements of or between the Participant and the Company relating to Restricted Stock of the Company; provided, however, that the restrictions set forth in Section 7 shall not supersede any other agreement into which Participant has entered with the Company or its Subsidiaries pertaining to post-employment activities.

J. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

STERLING HOLDCO, INC.

By:
Name:
Title:

PARTICIPANT
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Exhibit A

Sterling Holdco, Inc.

JOINDER AGREEMENT

Date:

Reference is made to that certain Management Stockholders Agreement of Sterling Holdco, Inc. (the “Company”), dated as of February 9, 2012, a copy of which is attached hereto (as amended from time to time, the “Management Stockholders Agreement”).

The undersigned signatory, in order to become the owner or holder of shares of any class of the capital stock of the Company, by virtue of the issuance by the Company of shares of capital stock to such signatory and/or the transfer of shares of capital stock to such signatory, hereby agrees that by the undersigned’s execution hereof, the undersigned is a party to the Management Stockholders Agreement subject to all of the rights, restrictions, conditions, and obligations applicable to the Management Stockholders (as that term is defined in the Management Stockholders Agreement) set forth in the Management Stockholders Agreement. This Joinder Agreement shall take effect and shall become a part of said Management Stockholders Agreement as of the date first written above (or, if earlier, the effective date of the relevant issuance or transfer of the shares of capital stock to the undersigned).

[ ]

ACCEPTED:

STERLING HOLDCO, INC.

By:
Name:
Title: